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                                                                     Exhibit 5.1
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                                  June 5, 2000

Symmetricom, Inc.
2300 Orchard Parkway
San Jose, CA  95131-1017

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 5, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,200,000 shares of your Common Stock, no par value (the "Plan Shares"), reserved for issuance pursuant to the 1999 Stock Plan and the 1999 Director Option Plan (the "Plans").

     As legal counsel for Symmetricom, Inc. (the "Company"), we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Plan Shares pursuant to the Plans.

     It is our opinion that the Plan Shares, when issued and sold in the manner described in the Plans, and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              /s/ Wilson Sonsini Goodrich & Rosati
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                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation